ADDENDUM TO

                  PATENT ASSIGNMENT AND ROYALTY AGREEMENT

THIS ADDENDUM TO PATENT ASSIGNMENT AND ROYALTY AGREEMENT, hereinafter "Addendum", consisting of three (3) pages is made and entered into as of the 1st day of December, 1999 by and between Solplax Limited, of Galway, Ireland, (a wholly owned subsidiary of SCAC Holdings Corp., a Nevada corporation) (hereinafter "Assignor") and Graduated Plastics, Inc., a Nevada Corporation (hereinafter "Assignee"), collectively referred to herein as the "Parties." As authorized by Bayan Oleg Thadius Giltsoff and SCAC Holdings Corp.

RECITALS

     WHEREAS, on September 30, 1999, the Parties entered into an agreement, (the "Agreement"), entitled "Patent Assignment and Royalty Agreement" wherein Solplax Limited, of Galway, Ireland ("Assignor") assigned to Graduated Plastics, Inc., a Nevada Corporation ("Assignee") Assignor's ownership of United States Patent - 5,948,848 a patent for Biodegradable plastics - material and a method for its manufacture, ("Patent"), as more specifically described in the Agreement.

     WHEREAS, pursuant to the terms of the Agreement, Assignee was obligated under the provisions of paragraph "6. Consideration" to pay a royalty to Assignor as consideration for the Assignment of the Patent.

     WHEREAS, the Parties are desirous of amending the Agreement by way of this Addendum to the extent that Assignee shall cause the transfer of Eight Million (8,000,000) shares of the common restricted Rule 144 stock of Millennium Plastics, Inc. and pay Three Hundred Thousand Dollars ($300,000) ("Cash Consideration") to Assignor as the consideration for the transfer of the Patent and any pending patents and other intellectual property rights related to the Patent, as limited only to the United States of America.

     WHEREAS, concurrent with the effectiveness of this Addendum, the royalty as set forth in paragraph six of the Agreement shall be terminated.

     BASED UPON THE FOREGOING, and the mutual promises and covenants contained herein, the Parties agree as follows:

     1. Amendment of Patent Assignment and Royalty Agreement. Subject to Assignee's transfer of Eight Million (8,000,000) shares of restricted Rule 144 shares of Millennium Plastics, Inc. and the payment of the Cash Consideration within 30 days of the completion date of the Merger between Millennium Plastics and Graduated Plastics, Inc., the Eight Million (8,000,000) shares and the Cash Consideration shall replace the royalty

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consideration  as set forth in the Agreement. Upon receipt by  Assignor  of the Eight Million (8,000,000) shares and the Cash Consideration, Assignee will have no further obligation to pay any additional consideration to Assignor for the Patent and Intellectual property rights as set forth in the Agreement.

     2. Approval of Merger. Assignor hereby approves the Merger between Millennium Plastics, Inc. and Graduated Plastics, Inc., as such Merger may effect the terms and conditions of the Agreement and any amendment thereof.

     3. Other Terms and Conditions. All other terms and conditions of the Agreement shall remain in full force and effect.

     4. Notice. All notices, consents, approvals or other documents required to be given or delivered under this Addendum shall be given in writing either by personal delivery or certified mail, return receipt requested.

     Any written notice to Assignor shall be delivered to:
               Solplax Limited
               President

     Any written notice to Assignee shall be delivered to:
               Graduated Plastics
               Paul Branagan, President

     copy to:
          Donald J. Stoecklein
          Sperry Young & Stoecklein
          1850 E. Flamingo Rd. Suite 111
          Las Vegas, Nevada 89119

      5. Governing Law.   The laws of the State of Nevada shall govern this
Addendum.

     6.  Construction.   For purposes of this Addendum, the language herein
shall be deemed to be the language of both Parties, and neither Party shall be deemed to be the Drafting Party.

     7. Attorneys' Fees. In any action or controversy arising out of or relating to this Addendum, the Prevailing Party shall be entitled to its reasonable attorneys' fees and costs.

     8.  Definitions.    Whether  used with upper  or  lower  case  initial
letters, the following terms will have the following meanings when used herein:

     8.1 "Patent" shall mean Assignor's rights to the Patent as used in Assignor's Federal Registrations and Applications:
        U.S. Patent No. 5,948,848

together with such other common law rights as the Assignor may possess.

     8.2 "Intellectual Property" shall mean any rights resulting from Assignor creation, perfection, use of the Patent and Patents Pending, as more fully described in the Agreement.

     9. Successors in Interest. The rights and obligations of the Parties hereto shall inure to the benefit of, and be binding upon and enforceable against the respective successors and assigns of the Parties.

     10. Waiver. No waiver by any Party of any breach of any provision herein shall constitute a waiver of any other breach of that or any other provision hereof.

     11. Severability. The invalidity of any provisions of this Addendum or portion of a provision shall not affect the validity of any other provision of this Addendum, nor the remaining portion of the applicable provision.

     12. Headings. Headings contained in this Addendum are for the convenience of reference only and shall not affect the meaning or interpretation of this Addendum.

     13.   Counterparts.  This  Agreement  may  be  executed  in   multiple
counterparts,  each of which   shall be deemed to be an original,  and  all
such counterparts shall constitute one instrument.

     14. Amendments. The Agreement and any Addendum's thereof shall not be modified or amended except pursuant to an instrument in writing executed by a duly authorized agent of each of the Parties to this Addendum.

WHEREFORE, this Addendum has been executed on the date first above written in Las Vegas, Nevada.

Graduated Plastics, Inc.                     Solplax Limited
A Nevada Corporation

/s/ Paul Branagan                       /s/ B. Giltsoff
Signature                               Signature

Paul Branagan, President
Printed Name/Title                      Printed Name/Title

December 2, 1999                        December 2, 1999
Date                                    Date

Approved by:                            Approved by:
/s/ Bayna Olef Thadius Gilstoff
_______________________________         ______________________________
Bayan Oleg Thadius Giltsoff             SCAC Holdings Corp.